Exhibit 10.2

GENERAL RELEASE OF CLAIMS

In order to settle as fully as possible all known and unknown claims I, Thomas J. Schlauch, might have against Big 5 Corp. (Company) and all related parties, Company and I agree as follows:

(a) Consideration:

(i)	I acknowledge that my consulting arrangement with Company and the opportunity to receive the payments and benefits described in the Independent Contractor Services Agreement between Company and me, dated August 1, 2011, (the “Consulting Agreement”) as well as the benefits set forth in Section (a)(ii) and (a)(iii), below, collectively and individually, constitute sufficient and valuable consideration for this Agreement. Capitalized terms not defined herein shall have the meaning ascribed in the Consulting Agreement.

(ii)	Subject to my compliance in all respects with the terms and conditions of this Agreement and the Consulting Agreement, Company will (i) reimburse me for the actual premium cost of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and Cal-COBRA (collectively, “COBRA”), for me and my spouse under Company’s group health plans in which we are enrolled immediately prior to the Effective Date (subject to any plan changes that Company might make from time to time), for the period beginning on the Effective Date and ending on the third anniversary of the Effective Date; and (ii) pay me an amount equal to $30,000 (estimated to be the cost of a private health insurance policy for my spouse and a supplemental Medicare policy for myself for two years, which amount shall be proportionately reduced in the event the insurance specified is not required due to my death or my spouse’s death before the payment becomes due). Company shall pay me the amounts described in clause (i) monthly in arrears for the first three years following the Effective Date, provided that I have supplied Company with copies of receipts showing my payment of the COBRA premiums for each monthly period. Company shall pay the amount described in clause (ii) in a lump sum within ten (10) days following the third anniversary of the Effective Date. I acknowledge and agree that my spouse and I shall be responsible for all matters relating to the insurance coverage described in this section, including, without limitation, our election of or application for such coverage and payment for such coverage. I further acknowledge and agree that if my service to the Company terminates before the end of the Consulting Period (as defined in the Consulting Agreement) for any reason, the benefits and payments provided for in this section will cease pursuant to the provisions of Section 15.3 of the Consulting Agreement.

(iii)	Subject to my compliance in all respects with the terms and conditions of this Agreement and the Consulting Agreement and my remaining continuously employed by Company through July 31, 2011 and my continuously performing consulting services for Company through March 15, 2012, I shall be eligible to receive a 2011 annual bonus (the “2011 Annual Bonus”), prorated to reflect the number of months during 2011 that I served as Senior Vice President, Buying. The 2011 Annual Bonus shall be calculated at a base amount of $87,500, which amount will be adjusted up or down by the same percentage as Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) for its fiscal year 2011 increases or decreases from Company’s EBITDA for its 2010 fiscal year. For the purposes of this Agreement, Company shall determine the EBITDA in its sole discretion, on a basis consistent with how Company calculates its EBITDA for its fiscal year 2011. If I meet the eligibility requirements set forth above, Company will pay me the 2011 Annual Bonus at the same time as other annual bonuses generally are paid to other Company executives, which is anticipated to occur in March of 2012. I agree that I am not be entitled to any other bonus payment whatsoever for any period of time. I agree that because my employment is ending on August 1, 2011, I would not be entitled to receive any bonus from Company in the absence of this Agreement.

(b) Release: I release (i.e., give up) all known and unknown claims that I presently have against Company, all current and former, direct and indirect parents, subsidiaries, brother-sister companies, and all other affiliates and related partnerships, joint ventures, or other entities, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under or in concert with any of the persons or entities listed in this section, and their successors (Released Parties), except claims that the law does not permit me to waive by signing this Agreement. I release all common law contract, tort, or other claims I might have, as well as all claims I might have under the Age Discrimination in Employment Act (ADEA), the Worker Adjustment & Retraining Notification Act (WARN Act), Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, the Americans With Disabilities Act (ADA), the Employee Retirement Income Security Act of 1974 (ERISA), and any similar domestic or foreign laws, such as the California Fair Employment and Housing Act, California Labor Code Section 200 et seq., and any applicable California Industrial Welfare Commission order.

I expressly waive the protection of Section 1542 of the Civil Code of the State of California, which states that:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

(c) Applicable Law: This agreement is governed by federal law and the laws of California.

(d) Representations and Promises: Company and I acknowledge and agree that:

(i) Complete Agreement: This Agreement and the Consulting Agreement are the entire agreement relating to any claims or future rights that I might have with respect to Company and the Released Parties. Once in effect, this Agreement is a legally admissible and binding agreement. It shall not be construed strictly for or against me, Company, or any Released Party.

(ii) Amendments: This Agreement only may be amended by a written agreement that Company and I both sign.

(iii) Representations: When I decided to sign this Agreement, I was not relying on any representations not in this Agreement or the Consulting Agreement. Company would not have agreed to enter into the Consulting Agreement or to provide me the benefits and payments thereunder or hereunder but for the representations and promises I am making by entering into this Agreement. I have not suffered any job-related wrongs or injuries, such as any type of discrimination, for which I might still be entitled to compensation or relief now or in the future. I have been paid all compensation, benefits, and other amounts that Company or any Released Party should have paid me in the past.

(iv) No Wrongdoing: This Agreement is not an admission of wrongdoing by Company or any other Released Party; neither the Agreement nor any drafts shall be admissible evidence of wrongdoing.

(v) Unknown Claims: I intentionally release claims that I do not know that I might have and that, with hindsight, I might regret having released. I have not assigned or given away any of the claims I am releasing.

(vi) Effect of Void Provision: If Company or I successfully assert that any provision in this Agreement is void, the rest of the Agreement shall remain valid and enforceable unless the other party to this Agreement elects to cancel it. If this Agreement is cancelled, I will repay the consideration I received for signing it.

(vii) Consideration of Agreement: If I initially did not think any representation I made in this Agreement was true or if I initially was uncomfortable making it, I resolved all my doubts and concerns before signing this Agreement. I have carefully read this Agreement, I fully understand what it means, I am entering into it knowingly and voluntarily, and all my representations in it are true. The consideration period described in the box above my signature started when I first was given this Agreement, and I waive any right to have it restarted or extended by any subsequent changes to this Agreement.

(viii) Agreement to be Confidential: Following the execution of this Agreement, I will never disclose the underlying facts that led up to the settlement evidenced by this Agreement, to anyone other than a member of my immediate family or my attorney or other professional advisor and, even as to such a person, only if the person agrees to honor this confidentiality requirement. Any violation of this confidentiality requirement by such other person shall be treated as a violation by me. This subsection does not prohibit disclosures to the extent necessary legally to enforce this Agreement or to the extent required by law (but only if I notify Company of a disclosure obligation or request within one day after I learn of such obligation or request, and permit Company to take all steps it deems to be appropriate to prevent or limit the required disclosure).

YOU MAY NOT MAKE ANY CHANGES TO THE TERMS OF THIS AGREEMENT. BEFORE SIGNING THIS AGREEMENT, READ IT CAREFULLY, AND COMPANY SUGGESTS THAT YOU DISCUSS IT WITH YOUR ATTORNEY AT YOUR OWN EXPENSE. TAKE AS MUCH TIME AS YOU NEED TO CONSIDER THIS AGREEMENT BEFORE DECIDING WHETHER TO SIGN IT, UP TO 21 DAYS. BY SIGNING IT YOU WILL BE WAIVING YOUR KNOWN AND UNKNOWN CLAIMS.

JULY 11, 2011 IS THE DEADLINE FOR YOU TO DELIVER A SIGNED COPY OF THIS AGREEMENT TO THE CHIEF EXECUTIVE OFFICER OF COMPANY. IF YOU FAIL TO DO SO, YOU WILL NOT RECEIVE THE SPECIAL PAYMENTS OR BENEFITS DESCRIBED IN IT.

YOU MAY REVOKE THIS AGREEMENT IF YOU REGRET HAVING SIGNED IT. TO DO SO, YOU MUST DELIVER A WRITTEN NOTICE OF REVOCATION TO THE CHIEF EXECUTIVE OFFICER OF COMPANY BEFORE SEVEN 24-HOUR PERIODS EXPIRE FROM THE TIME YOU SIGNED IT. IF YOU REVOKE THIS AGREEMENT, IT WILL NOT GO INTO EFFECT AND YOU WILL NOT RECEIVE THE SPECIAL PAYMENTS OR BENEFITS DESCRIBED IN IT.

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing Agreement as of the date written below.

CONTRACTOR	BIG 5 CORP.

/s/ Thomas J. Schlauch	By:	/s/ Steven G. Miller
Print Name: Thomas J. Schlauch	Print Name:	Steven G. Miller
Date: 7-7-2011	Title:	President and chief Executive Officer
	Date:	7-7-2011

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